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                                                                 EXHIBIT 11.1

                          FUSION MEDICAL TECHNOLOGIES, INC.
                         (A COMPANY IN THE DEVELOPMENT STAGE)
                        COMPUTATION OF NET LOSS PER SHARE (1)



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                                                                                                       CUMULATIVE PERIOD
                                                                                                        FROM OCTOBER 14,
                                                  THREE MONTHS ENDED           NINE MONTHS ENDED         1992 (DATE OF
                                                    SEPTEMBER 30,                 SEPTEMBER 30,          INCEPTION) TO
                                                1996           1995           1996           1995      SEPTEMBER 30, 1996
                                              ------------------------      ------------------------   ------------------
                                                    (UNAUDITED)                   (UNAUDITED)             (UNAUDITED)
WEIGHTED AVERAGE COMMON SHARES                6,936,647      1,942,637      4,058,047      1,942,637        1,178,000
OUTSTANDING FOR THE PERIOD

COMMON EQUIVALENT SHARES PURSUANT                     -        423,061        423,061        423,061          423,061
TO STAFF ACCOUNTING BULLETIN NO. 83

SHARES USED IN COMPUTING PER SHARE            6,936,647      2,365,698      4,481,108      2,365,698        1,601,061
AMOUNTS

NET LOSS                                     (1,818,228)      (793,000)    (3,297,400)    (1,151,800)      (9,752,828)

NET LOSS PER SHARE                             $  (0.26)      $  (0.34)      $  (0.74)      $  (0.49)        $  (6.09)

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(1) There is no difference between primary and fully diluted loss per share.
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS